UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2004

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L

(Exact name of registrant as specified in its charter)

Luxembourg	333-106666	98-0399297
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

174 Route de Longwy
L-1940 Luxembourg
Luxembourg
(Address of principal executive offices)
(Zip Code)

(352) 226027
(Registrant’s telephone number, including area code)

Item 1. Changes in Control of Registrant.

     On May 27, 2004, Vorwerk & Co. eins GmbH (“Purchaser”) acquired all of the issued and outstanding capital stock (including options) of Jafra S.A., formerly known as CDRJ North Atlantic (Lux) S.àr.l. (“Jafra”), the parent company of Jafra Worldwide Holdings (Lux) S.àR.L. (the “Registrant”), from Clayton, Dubilier & Rice Fund V Limited Partnership (Jafra’s controlling majority stockholder) and all of Jafra’s other stockholders for an aggregate cash purchase price of $279,900,000 (the “Purchase Price”), and the Registrant became an indirect wholly-owned subsidiary of Purchaser (the “Acquisition”). As a result of the Acquisition, 100% of the voting securities of the Registrant are held indirectly by Purchaser. Purchaser is an indirect wholly-owned subsidiary of Vorwerk & Co. KG, a family-owned company based in Wuppertal, Germany (“Vorwerk”). Purchaser obtained the necessary funds for the Purchase Price less the Option Cancellation Amount (as defined below) from available cash furnished by Vorwerk. Approximately $20 million of the Purchase Price will be allocated and used to pay option-holders for the cancellation of their options (the “Option Cancellation Amount”). The Option Cancellation Amount will be funded from available cash and/or borrowings under the senior revolver credit facility of the Registrant and its subsidiaries. In connection with and upon the Acquisition, all directors of the Registrant (except Gonzalo R. Rubio and Ronald B. Clark) resigned, and five persons designated by Purchaser were appointed as new directors of the Registrant.

     In connection with the closing of the Acquisition, Jafra Cosmetics International, Inc. and Distribuidora Comercial Jafra, S.A. de C.V. (together, the “Issuers”), the Registrant and the requisite lenders under the Issuers’ senior credit agreement (the “Credit Agreement”) entered into an amendment to the Credit Agreement (the “Amendment”). The Amendment provides that for a period of 90 days following the closing of the Acquisition, the Acquisition will not constitute an event of default under the Credit Agreement. During such 90-day period, the Registrant and Purchaser intend to seek refinancing of the indebtedness outstanding under the Credit Agreement. The Amendment also provides that the Issuers may make cash payments to option-holders (not to exceed $21,000,000) for the Option Cancellation Amount, and that the Issuers may effect the repurchase of the Notes (as defined and described below) in accordance with the Indenture (as defined below). The Amendment further provides that (i) no more than $10,000,000 of proceeds from revolving loans under the Credit Agreement or available cash of the Issuers, other than cash invested in or loaned to the Issuers by a permitted investor (including Vorwerk), may be used to make repurchases of the Notes and (ii) if the aggregate amount expended by the Issuers to make such repurchases would exceed $25,000,000, then, prior to such repurchases of Notes, the Issuers will either (A) terminate the commitments, return all outstanding letters of credit and repay all outstanding loans under the Credit Agreement (together with accrued and unpaid interest, fees, expenses and other obligations) or (B) have issued an irrevocable letter of credit in an aggregate face amount equal to $88,000,000 less the amount of any repaid loans and reduced commitments under the Credit Agreement. Under the Amendment, any future amendment, waiver or other modification of the Credit Agreement will require the consent of each of the lenders thereunder.

Item 5. Other Events and Required FD Disclosure.

     Because the Acquisition constitutes a “change of control” as defined in the indenture (the “Indenture”) governing the Registrant’s 10 3/4% Senior Subordinated Notes due 2011 (the “Notes”), the Registrant will send a notice to noteholders of their right to require the repurchase of the outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of such repurchase. To the extent necessary in addition to the proceeds available from the Registrant’s senior revolver credit facility described above, the Registrant and Purchaser intend to seek an appropriate source of financing for the repurchase of any Notes that may be offered to the Registrant by the holders thereof.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of March 29, 2004, among Vorwerk & Co. eins GmbH, CDRJ North Atlantic (Lux) S.àr.l. and the stockholders of CDRJ Investments (Lux) S.A., the indirect owners of CDRJ North Atlantic (Lux) S.àr.l. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 14, 2004, file number 333-10666).

4.1	Amendment No. 2, dated as of May 27, 2004, to the Credit Agreement, dated as of May 20, 2003, among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l., certain Lenders thereunder and Credit Suisse First Boston.

Item 9. Regulation FD Disclosure.

On May 28, 2004, it was announced that Vorwerk concluded its acquisition of Jafra Cosmetics. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 9 and Exhibit 99.1 of this Form 8-K is furnished pursuant to Item 9, “Regulation FD Disclosure,” and, except as shall be expressly set forth by specific reference in such filing, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L
(Registrant)

Date: May 28, 2004	By:	/s/ Michael A. DiGregorio

Michael A. DiGregorio
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of March 29, 2004, among Vorwerk & Co. eins GmbH, CDRJ North Atlantic (Lux) S.àr.l. and the stockholders of CDRJ Investments (Lux) S.A., the indirect owners of CDRJ North Atlantic (Lux) S.àr.l. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 14, 2004, file number 333-10666).

4.1	Amendment No. 2, dated as of May 27, 2004, to the Credit Agreement, dated as of May 20, 2003, among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l., certain Lenders thereunder and Credit Suisse First Boston.

99.1	Press Release, dated May 28, 2004.